Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

ESP Pharma Holdings and Subsidiary

December 31, 2004

ESP Pharma Holdings and Subsidiary

Consolidated Financial Statements

December 31, 2004

Report of Independent Registered Public Account Firm

The Board of Directors and Stockholders

ESP Pharma Holdings and Subsidiary

We have audited the accompanying consolidated balance sheets of ESP Pharma Holdings and Subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 and December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing our opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ESP Pharma Holdings and Subsidiary at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years ended December 31, 2004 and December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

February 25, 2005

ESP Pharma Holdings and Subsidiary

Consolidated Balance Sheets

	December 31,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$30,581,762	$29,507,156
Accounts receivable, net of reserves of $2,883,176 and $2,071,000 as of December 31, 2004 and 2003, respectively	9,094,790	6,140,579
Inventories	6,241,260	3,465,543
Prepaid expenses and other current assets	3,351,482	2,922,494
Deferred tax asset	2,630,981	1,034,078
Total current assets	51,900,275	43,069,850

Property and equipment, net	889,455	1,056,438
Non-marketable investments	—	1,600,000
Product rights, net	54,656,872	70,245,851
Deferred tax assets	4,908,528	2,558,964
Other non-current assets	1,269,684	1,289,838
Total assets	$113,624,814	$119,820,941

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$968,527	$2,472,001
Accrued expenses	6,047,830	4,493,485
Other current liabilities	5,956,310	4,860,069
Income taxes payable	1,490,334	883,737
Current portion of long-term debt	14,893,161	10,761,301
Total current liabilities	29,356,162	23,470,593

Long-term debt	27,756,839	42,738,699

Series A convertible preferred stock; $0.0001 par value; 28,200,000 shares authorized, issued and outstanding as of December 31, 2004 and 2003, respectively (minimum liquidation preference of $28,200,000)	27,404,602	27,404,602
Series B convertible preferred stock; $0.0001 par value; 12,500,000 shares authorized, issued and outstanding as of December 31, 2004 and 2003 (minimum liquidation preference of $20,000,000)	19,943,210	19,943,210

Stockholders’ equity
Common stock; $0.0001 par value; 36,300,000 shares authorized, 6,591,649 and 6,588,708 issued and outstanding at December 31, 2004 and 2003, respectively	659	659
Additional paid-in capital	969,027	98,055
Notes receivable – related parties	(140,912)	(152,904)
Deferred compensation	(769,808)	—
Retained earnings	9,013,234	6,408,418
Other comprehensive income (loss)	91,801	(90,391)
Total stockholders’ equity	9,164,001	6,263,837
Total liabilities and stockholders’ equity	$113,624,814	$119,820,941

See accompanying notes.

ESP Pharma Holdings and Subsidiary

Consolidated Statements of Income

	Year ended December 31,
	2004	2003

Product sales, net	$89,161,074	$62,544,565
Royalty revenue	1,074,837	0
Total revenue	90,235,911	62,544,565
Cost of goods sold	34,187,026	20,610,249
Gross profit	56,048,885	41,934,316

Selling and marketing	23,373,105	13,778,859
General and administrative	16,438,915	11,587,033
Research and development	5,366,023	586,993
Other operating expenses	3,412,009	2,279,505
Income from operations	7,458,833	13,701,926

Interest expense	(3,235,148)	(1,211,695)
Interest income	188,007	107,613
Income before provision for income taxes	4,411,692	12,597,844

Provision for income taxes	1,806,876	4,396,545
Net income	$2,604,816	$8,201,299

See accompanying notes.

ESP Pharma Holdings and Subsidiary

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Notes Receivable	Deferred Compensation Amount	Retained Earnings (Accumulated Deficit)	Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount

Balance at December 31, 2002	6,775,000	$678	$9,339	$(146,564)	$—	$(1,792,881)	$—	$(1,929,428)
Issuance of common stock	50,375	5	26,075	(8,669)				17,411
Shares no longer subject to repurchase rights			51,119					51,119
Options issued to non-employees			13,865					13,865
Return of unvested shares to reserve	(236,667)	(24)	(2,343)	2,329				(38)
Comprehensive income:
Net income						8,201,299		8,201,299
Other comprehensive income, net of tax							(90,391)	(90,391)
Total comprehensive income								8,110,908
Balance at December 31, 2003	6,588,708	659	98,055	(152,904)	—	6,408,418	(90,391)	6,263,837
Issuance of common stock	48,250	3	10,161					10,164
Shares no longer subject to repurchase rights			43,812					43,812
Deferred compensation related to stock options, net of forfeitures			824,240		(824,240)			—
Amortization of deferred compensation					54,432			54,432
Return of unvested shares to reserve	(45,309)	(3)	(7,241)	11,992				4,748
Comprehensive income:
Net income						2,604,816		2,604,816
Other comprehensive income, net of tax							182,192	182,192
Total comprehensive income								2,787,008
Balance at December 31, 2004	6,591,649	$659	$969,027	$(140,912)	$(769,808)	$9,013,234	$91,801	$9,164,001

See accompanying notes.

ESP Pharma Holdings and Subsidiary

Consolidated Statements of Cash Flows

	Year ended December 31
	2004	2003

Operating activities
Net income	$2,604,816	$8,201,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	309,882	167,406
Amortization of product rights	15,588,979	8,925,294
Change in interest rate swap	182,192	(90,391)
Non-cash expense associated with non-employee options		13,865
Deferred income taxes	(3,946,467)	(3,283,042)
Amortization of deferred compensation	54,432	—
Changes in operating assets and liabilities:
Accounts receivable	(2,954,211)	(2,328,185)
Inventories	(2,775,717)	(2,762,798)
Prepaid expenses and other current assets	(428,988)	(2,793,335)
Accounts payable	(1,503,474)	1,008,181
Accrued expenses	1,602,905	3,304,777
Other current liabilities and income tax payable	1,702,838	5,357,677
Other non-current assets	20,154	(1,289,838)
Net cash provided by operating activities	10,457,341	14,430,910

Investing activities
Additions to fixed assets	(142,899)	(708,296)
Change in restricted cash balances	—	418,739
Non-cash write-off of investment	2,200,000	—
Purchase of non-marketable investments	(600,000)	(1,200,000)
Purchase of product rights	—	(51,885,301)
Net cash provided by (used in) investing activities	1,457,101	(53,374,858)

Financing activities
Proceeds from the issuance of long-term debt, net	—	52,051,777
Payment of note payable	(10,850,000)	(9,500,000)
Proceeds from issuance of common stock	10,164	17,411
Proceeds from issuance of preferred stock, net of issuance costs	—	19,943,210
Net cash (used in) provided by financing activities	(10,839,836)	62,512,398

Net increase in cash and cash equivalents	1,074,606	23,568,450
Cash and cash equivalents at beginning of period	29,507,156	5,938,706
Cash and cash equivalents at end of period	$30,581,762	$29,507,156

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$2,860,854	$1,205,456
Cash paid during the period for taxes	$5,169,858	$4,503,141

See accompanying notes.

ESP Pharma Holdings and Subsidiary

Notes to Consolidated Financial Statements

1.  Organization and Description of Business

ESP Pharma Holdings and Subsidiary (the “Company”) was incorporated on April 15, 2002 (inception) in the State of Delaware for the purpose of selling and marketing specialty pharmaceutical products. Immediately following its inception, the Company secured funding in the amount of $27.4 million and acquired the sales and marketing rights to four cardiovascular products from Wyeth Pharmaceuticals Inc.  Since its inception, the Company has focused its efforts primarily on building the infrastructure required to support the sales and marketing of its products, and expanding its product portfolio.

2.  Significant Accounting Policies

Consolidation

The financial statements include the accounts of ESP Pharma Holdings and Subsidiary and its wholly-owned subsidiary, ESP Pharma, Inc.  Intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. The most significant assumptions are employed in estimates used in determining allowances for doubtful accounts, values of inventories and intangible assets, accruals for rebates, returns and chargebacks, as well as estimates used in applying the revenue recognition policy. The Company is subject to risks and uncertainties that may cause actual results to differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts payable, accrued compensation and related benefits, an interest rate swap, long-term debt, non-marketable investments and other accrued liabilities. The Company believes the carrying value of all of its financial instruments approximates fair value.  The fair value of the Company’s debt approximates fair value because of its variable interest rate.

Concentration of Credit Risk and Major Sources of Revenue

Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents, accounts receivable, and gross product revenue.  The Company places its cash and cash equivalents with high-credit quality financial institutions. Concentrations of credit risk, with respect to these financial instruments, exist to the extent of the amounts presented in the financial statements.

The following table outlines customers with revenues and/or accounts receivable that individually exceed 10% of the Company’s total revenues and/or accounts receivable during the years ended December 31, 2004 and 2003 respectively (in thousands):

	2004			2003
	Cardinal	AmeriSource Bergen	McKesson	Cardinal	AmeriSource Bergen	McKesson

Accounts receivable	$6,164	$2,296	$3,164	$675	$4,336	$1,441
Revenue	45,150	17,558	34,534	18,734	20,766	19,547

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using a weighted-average approach, which approximates the first-in, first-out method.  If the cost of the inventories exceeds their expected market value, provisions are recorded currently for the difference between the cost and the market value.  Inventories consist of finished goods, raw materials (active pharmaceutical ingredients), and work-in-process.

	December 31, 2004	December 31, 2003

Raw material	$1,998,151	$363,658
Work in process	—	148,000
Finished goods	4,538,295	3,009,997
Less: Inventory reserves	(295,186)	(56,112)
Total inventories	$6,241,260	$3,465,543

Property and Equipment

Furniture and equipment, including computer equipment and software, are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets, generally three to five years, using the straight-line method.  Leasehold improvements are capitalized as incurred and are amortized over the estimated life of the assets or related lease term, whichever is shorter.

Non-Marketable Investments

The Company has a $2.2 million investment in a strategic partner whose securities are not publicly traded. Because these securities are not publicly traded, the Company reviews this investment periodically for impairment by using information acquired from industry trends, the management of the investee, financial statements, and other external sources. The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is considered to be other than temporary.  The investment was evaluated as of December 31, 2004 for net realizable value and a reserve was established as of that time for the total amount of the investment.

Derivative Instrument

The Company uses a derivative to hedge its exposure to changes in interest rates.  At December 31, 2003, the Company designated $26,750,000 in notional value of its derivative as a cash flow hedge.  The derivative is in a net gain position at December 31, 2004 with the asset classified as an offset to other current liabilities and the net unrealized gain recorded as a component of other comprehensive income.  There was no impact on earnings during the period resulting from hedge ineffectiveness since the hedges qualify for the “short-cut method” assumption of no ineffectiveness under the provisions of SFAS 133.

Intangible Assets

Intangible assets represent the value of product rights purchased from Wyeth Pharmaceuticals and Orphan Medical, Inc.  In accordance with FAS 142, these intangible assets are being amortized on a straight-line basis over their estimated useful lives and are reviewed for impairment in accordance with FAS 144.  The Company uses the remaining patent life as its estimated useful life or three years, for generic pharmaceuticals.  No impairment charges were recorded or deemed necessary for the years ended December 31, 2004 and 2003 respectively.

Other Non-Current Assets

Included in Other Non-Current Assets is Deferred financing costs.  Deferred financing costs related to the term loan are being amortized into interest expense over five years, the term of the facility.  Total accumulated amortization of deferred financing costs was $426,346 and $311,715 at December 31, 2004 and 2003.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than their carrying amount. Impairment, if any, is assessed using discounted cash flows.   Consequently, the investment in a strategic partner was evaluated during the year ended December 31, 2004 for net realizable value and a reserve was established as of that time for the total amount of the investment.

Accruals for Rebates, Returns, and Chargebacks

The Company establishes accruals for rebates, returns, and chargebacks in the same period the Company recognizes the related sales and reduces revenues for these accruals.  Accrued rebates include amounts due under Medicaid, and other commercial contractual rebates.  The Company estimates accrued rebates based on a percentage of selling price determined from historical experience. With respect to accruals for estimated Medicaid rebates, the Company evaluates historical rebate payments by product as a percentage of historical sales, product pricing and current contracts. At the time of rebate payment, which generally occurs with a delay after the related sale, the Company records a reduction to accrued expenses and, at the end of each period, adjust accrued expenses for any differences between estimated and actual payments. Due to estimates and assumptions inherent in determining the amount of the rebate, rebate payments remain subject to retroactive adjustment. Returns are accrued based on historical and industry experience and is currently estimated at two percent of net sales. Chargebacks are based on the estimated days of unprocessed claims using historical experience. In all cases, judgment is required in estimating these reserves, and actual claims for rebates, returns and chargebacks could be different from the estimates.

Revenue Recognition

Revenue is recognized when title and risk of loss are transferred to customers, collection of sales is reasonably assured, and the Company has no further performance obligations. This is generally at the time products are received by the customer. Accruals for estimated discounts, returns, rebates and chargebacks, determined based on historical experience, reduce revenues at the time of sale.

Cost of Goods Sold

Cost of goods sold includes manufacturing costs, including packaging materials, labor and overhead, royalty costs, and amortization of intangible assets associated with the products rights acquisition. The Company is required to pay royalties on its marketed products Cardene I.V., Ismo, IV Busulfex, and Declomycin. Royalty expenses directly related to product sales are classified as cost of sales and range from 12-30% of net product sales.  Royalties are paid on a quarterly basis and are included as a component of cost of goods sold when the expense is incurred.

Advertising and Promotion

The Company engages in promotional activities, which typically take the form of detail aids, industry publications, journal ads, hospital grants, exhibits, speaker programs, and other forms of media.  In accordance with procedures defined under Statement of Position (“SOP”) 93-7, Reporting on Advertising Costs, advertising and promotion expenditures are expensed as incurred.  Total advertising costs incurred during the years ended December 31, 2004 and 2003 were $12,199,024 and $6,429,822, respectively.

Stock-Based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations as permitted under Financial Accounting Standards Board Statement (“FASB”) No. 123, Accounting for Stock-Based Compensation (SFAS 123), which requires the use of option valuation models that were not developed for use in valuing employee stock options.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	Year ended December 31
	2004	2003

Net income, as reported	$2,604,816	$8,201,299
Add non-cash employee compensation as reported	54,432	—
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(112,173)	(174,621)
Pro forma net income	$2,547,075	$8,026,678

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services, which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed and such equity instruments may be subject to periodic revaluation over the vesting term.

Other Operating Expenses

Other operating expenses consist principally of technology transfer costs and other start-up costs that are expensed as incurred.  These expenses are separately classified as the Company does not consider these costs to be a recurring component of operating expenses.  In addition, the investment in a strategic partner was evaluated during the year ended December 31,  2004 for net realizable value and a reserve of $2,200,000 was established as of that time for the total amount of the investment.  This amount is included with other operating expenses in the statement of income for the year ended December 31, 2004.

Income Taxes

The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Research and Development Costs

Research and development costs are expensed as incurred. Upfront payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires components of other comprehensive income, including unrealized gains and losses on available-for-sale securities and derivatives used to hedge exposure to interest rates, and other components of comprehensive income, to be included as part of total comprehensive income. The components of comprehensive income are typically included in the statements of stockholders’ equity.  For the year ended December 31, 2004, the Company recorded $182,192, net of tax in comprehensive income reflecting the non-cash impact of the interest rate swap.

Recently Issued Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer and alternative.

Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued.  The Company expects to adopt Statement 123(R) on July 1, 2005.

The FASB recently issued FASB No. 151, Inventory Costs, amendment of ARB No. 43.  This statement classifies the following items as current period charges, regardless of whether they met the criterion of “so abnormal” as required under ARB 43: idle facility expense, excessive spoilage, double freight, and re-handling costs.  The statement is applicable to inventory costs incurred during periods beginning after the adoption date (i.e. no cumulative effect upon adoption) and effective for fiscal years beginning on or after December 15, 2004.  The Company is currently reviewing the standard and has not yet determined it’s impact.

Reclassification

Certain prior year balances have been reclassified to conform to the current year presentation.

3.  Product Rights Acquisitions

Immediately following its inception in April 2002, the Company purchased the sales and marketing rights to four commercialized cardiovascular pharmaceutical products from Wyeth Pharmaceuticals for an aggregate purchase price of $31.5 million, including $22.0 million in cash and a $9.5 million note.

On June 10, 2003, the Company acquired from Orphan Medical, Inc. the worldwide sales and marketing rights (excluding Australia) and existing inventory of IVBusulfex for an aggregate purchase price of $29.3 million in cash.  On October 3, 2003, the Company acquired from Wyeth Pharmaceuticals the U.S. rights to Declomycin for a net purchase price of $22.6 million in cash.

These acquisitions were accounted for as asset acquisitions. The products and medical indications are summarized below:

Product Name	Product Indication

Cardene I.V.	For short-term treatment of hypertension when oral therapy is not feasible or desirable
IVBusulfex	For use as a conditioning regimen prior to bone marrow transplantation for chronic myelogenous leukemia
Declomycin	For use as an antibiotic in treating numerous bacterial infections
Sectral	For chronic treatment of hypertension and ventricular arrhythmias
Tenex	For chronic treatment of hypertension
Ismo	For the prevention of angina pectoris due to coronary artery disease

The fair value of the product rights acquisition was allocated based on discounted cash flow projections. The following tables summarize the gross carrying amount of the assets acquired and estimated useful lives at the date of acquisition with accumulated amortization through December 31, 2004 and 2003 (in thousands):

Product Name	Gross Carrying Amount	Accumulated Amortization	Estimated Useful Life (Years)

December 31, 2004
Cardene I.V.	$25,626	$(10,067)	7
IVBusulfex	29,300	(3,866)	12
Declomycin	22,585	(9,411)	3
Sectral	2,685	(2,461)	3
Tenex	2,421	(2,219)	3
Ismo	768	(704)	3
Total	$83,385	$(28,728)

December 31, 2003
Cardene I.V.	$25,626	$(6,441)	7
IVBusulfex	29,300	(1,424)	12
Declomycin	22,585	(1,848)	3
Sectral	2,685	(1,567)	3
Tenex	2,421	(1,412)	3
Ismo	768	(448)	3
Total	$83,385	$(13,140)

The estimated amortization expense for the next five years is as follows (in thousands):

For the year ending December 31:
2005	$14,103
2006	11,735
2007	6,103
2008	6,103
2009	3,357
Thereafter	13,273

In April, 2004, the Company learned that Impax Laboratories, Inc.’s (“Impax”) Abbreviated New Drug Application (“ANDA”) to manufacture and distribute Demeclocycline Hydrochloride, a generic form of Declomycin, was approved by the FDA.  Impax announced that it planned to immediately commence marketing Demeclocycline Hydrochloride through its Global Pharmaceutical division.  In November, 2004, a second ANDA to manufacture and distribute Demeclocycline Hydrochloride was approved for Barr Pharmaceuticals Inc., (“Barr”).  ESP is currently implementing several strategic responses to these announcements and is determining the short-term and long-term impact on the operations of the Company.

As part of the Company’s strategic response, an agreement was finalized in June 2004 with Stiefel Laboratories, Inc. to sell a generic version of Declomycin through its Glades Pharmaceutical division (“Glades”).  As part of the arrangement, the Company will realize profit in the sale of brand product to Glades plus share in the gross profit of Demeclocycline sold through Glades’ distribution channel.  On September 9, 2004, Glades began purchasing products from the Company.  As of December 31, 2004, the Company has recorded $2,177,450 in product sales and $1,074,837 in royalty revenue from Glades.

4.  Property and Equipment

Property and equipment consisted of the following:

	December 31, 2004	December 31, 2003

Office equipment	$762,260	$578,915
Furniture and fixtures	268,629	472,933
Computer equipment and software	375,384	216,825
	1,406,273	1,268,673
Less accumulated depreciation and amortization	516,818	212,235
Property, plant and equipment, net	$889,455	$1,056,438

Depreciation expense was $309,882 and $167,406 for the years ended December 31, 2004 and 2003, respectively.

5.  Non-Marketable Investments

On September 25, 2002, the Company entered into two agreements (the “Hydralazine Agreements”) with Barbeau Pharma, Inc. (Evanston, IL).  Under the terms of the Hydralazine Agreements, Barbeau Pharma, Inc. provided to the Company the exclusive rights to market a new formulation of hydralazine hydrochloride (“Hydralazine”), and a derivative compound in late-stage development both for treating severe hypertension in pregnancy, a potentially life-threatening condition.  Additionally, Barbeau Pharma, Inc. is responsible for preparing an NDA for submission to the FDA for the approval to market Hydralazine.  The fair value of these rights was not deemed significant at the date of acquisition.  In accordance with these arrangements, the Company purchased 900 shares of Series A cumulative preferred stock for $900,000 in a series of transactions between September 2002 and November 2003.

In June 2003, the Company entered into two additional agreements (the “BP104 Agreements”) with Barbeau Pharma, Inc. whereby Barbeau Pharma, Inc. provided the Company with exclusive rights to develop and market an injectable form of an anti-emetic (“BP104”) for the treatment of chemotherapy induced nausea and vomiting and post operative nausea and vomiting.  Barbeau Pharma, Inc. is responsible for preparing an NDA for submission to the FDA for the approval to market BP104.  The Company purchased 1,300 shares of Series A cumulative preferred stock for $1,300,000 in a series of transactions.  The fair value of these rights was not deemed significant at the date of acquisition.

Under the Hydralazine and BP104 Agreements, the Company may be required to pay an additional $800,000 to $3.8 million, depending upon the achievement of certain developmental and regulatory milestones.  As of December 31, 2004, the Company’s ownership (fully diluted) was approximately 10% of Barbeau Pharma, Inc. The investment in Barbeau Pharma was evaluated during the year ended December 31, 2004 for net realizable value and a reserve was established as of that time for the total amount of the investment, effectively writing down the investment to zero.

6.  Debt

On October 3, 2003, in connection with the acquisition of Declomycin, the Company entered into a long-term financing arrangement (the “Credit Facility”) with a group of financial institutions. The Credit Facility is comprised of: (i) a $6.5 million Revolving Credit Facility (the “Revolver”), and (ii) a $53.5 million Term Loan (“Term Loan”).  The Credit Facility is secured by substantially all of the tangible and intangible assets of the Company.

Under the terms of the Revolver, through October 3, 2008, the Company may borrow on a revolving basis up to $6.5 million where amounts repaid may be re-borrowed.  The Revolver includes a $1.0 million letter of credit sub-facility and a $1.0 million Swingline sub-facility.  Through December 31, 2004 there were no draws on the Revolver.

The Company borrowed $53.5 million under the Term Loan which fully matures on October 3, 2008.  Scheduled principal payments of $2.7 million are required on a quarterly basis and began on September 30, 2004 with the balance due at the maturity date.  Additionally the Term Loan also includes annual mandatory principal payments commencing in April 2004 in amounts based on a percentage of the Company’s excess cash flow as defined in the Credit Facility.   On April 10, 2004, the Company made a $5,411,301 payment pursuant to this excess cash flow requirement, plus a voluntary payment of $88,699 ($5,500,000 in total).

Borrowings under the Credit Facility bear interest, which is payable monthly, at a floating rate equal to the Base Rate (as defined in the Credit Facility) plus a margin of 1.25%, or at a rate equal to LIBOR plus a margin of 3.75% based on the type of borrowing.  Additionally, a fee of 0.50% is charged on the average daily unused amount of the Revolver, and a fee of 3.75% is charged on the amount of any issued letters of credit.  Under the terms of the Credit Facility, the Company was required to execute an interest rate swap for half of the principal balance converting the variable rate note to a fixed rate (see Note 2).

The Credit Facility contains limitations and restrictions concerning, among other things, additional indebtedness, acquisitions and dispositions of assets, dividend payments and transactions with affiliates.  In addition, the Credit Facility requires the Company to maintain certain ratios (as defined therein).  The Company believes it is in compliance with all financial covenants at December 31, 2004.

The following is a summary of the scheduled principal payments of the Term Loan for the next five years and does not include the annual mandatory principal payments as such amounts are contingent on future operations:

2005	$14,893,161
2006	10,700,000
2007	10,700,000
2008	6,356,839
Total principal payments	$42,650,000

7.  Stockholders’ Equity

Convertible Preferred Stock

In April and May of 2002, the Company issued 28.2 million shares of Series A convertible preferred stock for proceeds of $27.4 million.

In April 2003, the Company completed its Series B convertible stock financing, which raised $19.9 million through the sale of 12.5 million shares.  The Series B preferred stock preferences are the same as the Series A convertible preferred stock.

Conversion

Each share of preferred stock is, at the option of the holder, convertible into shares of common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances.  The initial conversion price for the Series A preferred stock is $1.00 per share.  The initial conversion price for the Series B preferred stock is $1.60 per share. The convertible preferred stock shall be automatically converted into common stock upon (a) the consummation of an IPO at an offering price which is not less than $3 per share in an offering with aggregate proceeds to the Company of not less than $40,000,000 or (b) the vote of a two-thirds interest of the convertible preferred stock voting together as a single class.

Dividend Rights

Convertible preferred shareholders are entitled to cumulative dividends at an annual rate of 8% per share if and when declared by the Board of Directors.  Dividends will be paid only out of legally available funds, subject to restrictions set forth in the Credit Facility.  No dividends have been declared or paid as of or for any period ended December 31, 2004.  Dividends may be paid either in cash or by the issuance of additional shares of common stock (determined by the then fair market value) at the option of the preferred shareholders.   The amount of cumulative dividends in arrears related to the preferred stock is $8,887,291  as of December, 2004.

Liquidation Preferences

In the event of any liquidation, sale or merger, or winding up of the Company, the preferred shareholders are entitled to receive, in preference to the holders of common stock, an initial preference equal to one times the original purchase price per share plus all accrued and unpaid dividends declared, then for any remaining assets, shall participate with the holders of common stock on an as-converted basis, until the preferred shareholders receive a total of three times their purchase price per share, plus all accrued and unpaid dividends declared.

Voting Rights

The preferred shareholders will vote together with the common shareholders and not as a separate class except as specifically provided in the investment agreement or required by law.

Specifically, the preferred and common stock will vote separately on mergers, acquisitions,  sale of all, or substantially all assets, and transactions that would result in a change of control.  Each share of preferred shall have a number of votes equal to the number of shares of common stock then issuable upon conversion of such share of preferred.

Common Stock and Common Stock Options

Restricted Common Stock

Prior to closing of the Company’s Series A Preferred Stock financing, the Company issued 6,065,000 shares of $0.0001 par value restricted common stock to founders and other advisors at a price of $0.01 per share. In 2002, the Company issued additional shares totaling 710,000 to management and other employees at $0.16 per share. Subsequently, there have been a number of grants, forfeitures upon termination from the Company and exercises of options impacting the number of outstanding shares.  All common shares issued to Company employees were purchased with cash or with full recourse loans with an average interest rate of 4.75%, and have certain restrictions in connection with the ownership of such shares.

The outstanding shares are as follows:

		Shares Granted	Shares Forfeited	Options Exercised	Total Common Shares	Average Price

Inception through December 31, 2002	Founders	6,065,000	—	—	—	$.01
	Management and other employees	710,000				.16
Balance, December 31, 2002		6,775,000	—	—	6,775,000.03

Twelve months ended December 31, 2003	Directors	20,000			20,000.46
	Founders		(236,667)		(236,667)	.01
	Employees			30,375	30,375.21
Balance, December 31, 2003		6,795,000	(236,667)	30,375	6,588,708.03

Twelve months ended December 31, 2004	Employees		(45,309)		(45,309)	.16
	Employees			48,250	48,250.21
Balance, December 31, 2004		6,795,000	(281,976)	78,625	6,591,649	$.03

The restricted founders shares vest (i.e. have a lapsing forfeiture provision) as follows: a) 33.33% of the common stock vests on the date each founder commences employment with the Company, b) 16.67% vests on the first anniversary of the date of employment, c) the remaining 50% vests in equal monthly installments over a three year period beginning the month following the first anniversary.  The vesting accelerates upon an approved sale or a liquidating event.

The Company will, at all times, reserve and keep available from its authorized but unissued shares of common stock, sufficient shares to be issued upon the conversion of the shares of the convertible preferred stock and upon the exercise of the stock options.  As of December 31, 2004, the Company reserved 40,700,000 shares of common stock for future issuance for the potential conversion of preferred shares.

Stock Options

In June 2002, the Company’s Board of Directors and shareholders approved the Company’s 2002 Stock Option Plan (the “2002 Plan”).  The 2002 Plan provides for the granting of options to purchase common stock in the Company to employees, advisors and consultants at a price to be determined by the Company’s Board of Directors.  The Options may be incentive stock options or non-statutory stock options.  Under the provisions of the 2002 Plan, no option will have a term in excess of 10 years.  At December 31, 2004, the Company reserved up to 48,901 shares for issuance upon exercise of options.

The 2002 Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of the Company’s business and is administered by the Board of Directors or a committee consisting of members of the Board.  The Board or committee is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share and the exercise period of each option.  Options granted pursuant to the 2002 Plan generally vest 25% after the first year, and the remaining 75% vest equally over the next three years.

The following table summarizes information about stock options and restricted stock outstanding under these plans at December 31, 2004 and 2003 respectively.

	Shares Available for Grant	Restricted Stock	Options Outstanding
			Number of Shares	Option Price Per Share Range	Weighted- Average Exercise Price

Balance at December 31, 2002	1,101,500		223,500	$0.16	$0.16
Shares authorized	1,700,000		—	—	—
Shares issued	(20,000)	20,000	—	—	—
Common stock forfeited	236,667		—	—	—
Options granted	(2,652,200)		2,652,200	0.16-0.46	0.28
Options exercised	—		(30,375)	0.16	0.16
Options forfeited	103,625		(103,625)	0.16	0.16
Balance at December 31, 2003	469,592	20,000	2,741,700	0.16-0.46	0.21
Shares authorized	—		—	—	—
Common stock forfeited	45,309		—	0.16	0.16
Options granted	(549,450)		549,450	0.46-2.63	1.21
Options exercised			(48,250)	0.16-0.25	0.21
Options forfeited	83,450		(83,450)	0.16-1.75	0.26
Balance at December 31, 2004	48,901	20,000	3,159,450	$0.16 - 2.63	$0.38

The following table summarizes information about stock options outstanding at December 31, 2004:

Exercise Price	Options Outstanding	Options Vested	Weighted- Average Remaining Contractual Life

$0.16	1,092,250	378,625	3.00
0.22	448,750	111,250	3.25
0.25	1,044,250	260,500	3.50
0.46	329,300	21,488	3.75
0.77	15,750	—	4.25
1.75	105,400	—	4.50
2.63	123,750	500	4.75
	3,159,450	772,363

At December 31, 2004, the average remaining contractual life of outstanding options was approximately 4 years.  The weighted-average fair value of options granted since inception was approximately $0.38.

If compensation cost had been determined based on the fair value of the options at the grant dates for those options for which no compensation cost has been recognized, consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), the Company’s net income per share would have decreased.  Such pro forma disclosures (see Note 2) may not be representative of future compensation expense because options vest over several years and additional grants may be made each year.  The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for 2004:

Employee Share Options

Expected life	5 years
Risk-free interest rate	3.5%
Volatility	100%
Dividend yield	0%

8.  Income Taxes

Significant components of the state and federal income tax provision (benefit) for income taxes are as follows:

	Year ended December 31
	2004	2003

Current provision:
Federal	$5,102,000	$5,941,000
State	652,000	1,690,000
Total current provision	5,754,000	7,631,000

Deferred benefit:
Federal	(3,402,000)	(2,856,000)
State	(545,000)	(378,000)
Total deferred benefit	(3,947,000)	(3,234,000)
Net deferred benefit	(3,947,000)	(3,234,000)
Total income tax provision	$1,807,000	$4,397,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets for financial reporting and the amount used for income tax purposes.  At December 31, 2003, the Company believed it was more likely than not that it would realize its deferred tax assets and reduced the valuation allowance to zero.  The change in the valuation allowance for the year ended December, 2003 was ($810,000).    Significant components of the Company’s deferred tax assets as of December 31, 2004 and 2003 are as follows:

	December 31, 2004	December 31, 2003

Deferred tax assets:
Accounts receivable allowances	$2,739,000	$1,642,000
Amortization of intangible assets	4,746,000	1,767,000
Amortization of start-up costs	144,000	231,000
Other	(89,000)	(47,000)
Total deferred tax assets	$7,540,000	$3,593,000

The net deferred tax asset included a current portion of $2,630,981 and $1,034,078 at December 31, 2004 and 2003 respectively and a long-term portion of $4,908,528 and $2,558,964 at December 31, 2004 and 2003 respectively.

9.  Operating Leases and Commitments

Minimum annual rental commitments under non-cancelable operating leases, primarily office facilities in effect at September 30, 2004 are as follows:

2005	$432,066
2006	433,328
2007	433,328
2008	36,111

Operating lease rental expense aggregated $434,500 and $305,578 for the year ended December 31, 2004 and 2003, respectively.

Letter of Credit

In accordance with the terms of the Company’s leasing arrangement, the Company is required to maintain an irrevocable letter of credit in the amount of $230,000.  Through December 31, 2004, there were no draws on the letter of credit.

10.  Employee Benefit Plan

The Company has established a defined contribution pension plan (the “Plan”) covering all eligible employees.  Employees are eligible to participate in the Plan on the first quarterly entry date following date of hire, as defined in the Plan document.  Employees can contribute from 1% to 60% of eligible pay, subject to the annual Federal Tax Law limits.  The Company matches 100% of the first 3% of employee contributions and may also elect to make a discretionary non-matching contribution to the Plan on behalf of all eligible employees.  Total expenses incurred for the years ended December 31, 2004 and 2003 were $ 337,071 and $175,953 respectively.

11.  Related Party Transactions

As permitted under the Stock Plan, certain purchasers of restricted stock and option grants signed full recourse promissory notes for the value of their shares and options at the date of grant.  Under the terms of these notes, the principal balance and all unpaid interest is at various dates through 2007.  Both interest and principal can be prepaid without penalty.  At December 31, 2004 and 2003, notes and accrued interest receivable of $140,912 and $152,904, respectively, remain outstanding and are classified in stockholders’ equity.

Two of the officers of ESP Pharma are members of the Board of Directors for a company that ESP Pharma has non-marketable investments.

12.  Subsequent Events

On January 25th, 2005, the Company announced it had entered into a definitive agreement with Protein Design Labs, Inc. (“PDL”), under which PDL will acquire the Company for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt of approximately $14 million.  The cash consideration to be paid was subsequently increased by $25 million to $325 million due to the Company’s execution of an agreement to purchase a new in-marketed product from a third party.   The Boards of Directors of PDL and ESP Pharma, and the shareholders of ESP Pharma have approved the acquisition. The closing of the transaction is subject to various conditions, including the receipt of antitrust and other regulatory approvals. The initial number of PDL shares to be issued is approximately 8,870,000 and the actual number of PDL shares to be issued in the transaction is subject to upward adjustment of up to approximately 985,000 shares and to downward adjustment of up to approximately 806,000 shares based on the price of PDL stock in the period prior to the closing of the transaction.

On February 1st, 2005 the Company announced the acquisition of U.S. and Canadian rights to Retavase® (reteplase) from Centocor, Inc., a biopharmaceutical operating company of Johnson & Johnson. Scios Inc., another Johnson & Johnson company, currently markets the product on behalf of Centocor.  The $110 million purchase price could increase by upwards of $45 million over approximately the next two years depending upon the achievement of certain manufacturing and developmental milestone events by Centocor.  The purchase price includes certain real and intangible assets pertinent to Retavase, including intellectual property, product inventory and manufacturing equipment.  The financing for this transaction as well as the cash proceeds due from PDL’s acquisition of the Company will be provided from PDL’s existing working capital as well as net proceeds obtained from PDL’s February 16, 2005 private placement of $250 million convertible senior notes, due 2012.